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Exhibit 21.1 - Subsidiaries of Yellow Corporation

Yellow Dot Com Subsidiary, Inc., a Delaware corporation
Meridian IQ, L.L.C., a Delaware limited liability company
Yellow Global, LLC, a Delaware limited liability company
Globe.com Lines, Inc., a Delaware corporation
OPK Insurance Co., LTD, a Bermuda company
Yellow Solutions, Inc., a Delaware corporation
Yellow Transportation, Inc., an Indiana corporation
Yellow Receivables Corp., a Delaware corporation
Mission Supply Co., a Kansas company
Yellow Redevelopment Corp., a Missouri corporation
Yellow Relocation Services, a Kansas company
Yellow Technologies, Inc., a Delaware corporation
Yellow Transportation of Ontario, Inc., a Canadian corporation
Yellow Transportation of British Columbia, Inc., a Canadian corporation Yellow Transportation Mexicana SA de CV, a Mexican company